UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): July 18, 2014

Alliqua BioMedical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36278	58-2349413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2150 Cabot Boulevard West Langhorne, Pennsylvania	19047
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 18, 2014, board of directors (the “Board”) of Alliqua Biomedical, Inc. (the “Company”) appointed Andrew Africk, J.D. and Gary Restani as members of the Board, which appointment became effective as of July 21, 2014, with a term expiring at the Company’s 2015 annual meeting of stockholders. In addition, Mr. Africk was appointed to serve as a member of the audit committee, and Mr. Restani was appointed to serve as a member of the compensation committee and the governance and nominating and corporate governance committee.

In connection with their appointment, each of Mr. Africk and Mr. Restani was granted an option to purchase 7,000 shares of the Company’s common stock (“Common Stock”) on July 21, 2014, with (i) an exercise price equal to the closing price of the Common Stock as of the date of grant, (ii) a term of ten (10) years, and (iii) one-thirty-sixth (1/36) of the stock options vesting on each monthly anniversary of the date of grant, provided that the individual is providing services to the Company through such vesting dates, subject to the terms and conditions of the 2011 Long-Term Incentive Plan and the standard form of stock option agreement (collectively, the “Option Grants”).

Mr. Africk, 48, formed Searay Capital LLC, a private investment company, in July 2013, after 21 years at Apollo Global Management LLC, a leading global alternative asset manager with assets under management exceeding US $150 billion, leaving as a Senior Partner. As a Senior Partner at the firm, Mr. Africk was responsible for Apollo's investments in technology and communications. In the past five years, Mr. Africk has also served on the board of directors for Hughes Telematics, Inc., Hughes Communications, Inc. and Parallel Petroleum, Inc. Mr. Africk currently serves on the Board of Overseers of the University of Pennsylvania School of Engineering, the UCLA Science Board, and is a Trustee of the Trinity School in New York City. We believe that Mr. Africk’s significant experience in making and managing private equity investments and extensive experience in financing, analyzing and investing in public and private companies, make him a valuable resource on our board of directors.

Mr. Restani, 67, currently serves as Vice Chairman on the Board of Directors for Spiracur Inc., a privately held medical device company focused on the development of innovative wound healing technologies. In April 2014, he transitioned from President & CEO of Spiracur Inc. and has more than 40 years of experience in the medical device industry. He served as President and Chief Operating Officer of Hansen Medical, Inc. from October 2006 to February 28, 2009. From December 1999 to June 2006, he served as President of Convatec, Inc. (also known as ConvaTec Limited), a healthcare company and formerly a division of Bristol-Myers Squibb company. From March 1995 to November 1999, Mr. Restani served as the President of various international divisions of Zimmer, Inc., a medical device and surgical tool company. From March 1990 to February 1995, Mr. Restani served as President of various international divisions of Smith & Nephew Orthopedics, Inc., an orthopedics, endoscopy and wound management company. He has been a Director of Synovis Orthopedic and Woundcare, Inc. (alternate name, Pegasus Biologics, Inc.) since May 2007. Mr. Restani serves as a Director of Corpak Medsystems, and DFine Inc. He served on the board of ADVAMED from 1997 to 2006 as well as the leadership board of the Cleveland Clinic's Center for Digestive diseases from 2000 to 2006. He served as a Director of Hansen Medical, Inc. from September 2006 to June 17, 2009. He attended Sir George Williams University and Loyola University and holds a certificate from Dartmouth College for completing the Tuck School of Business’ General Management Executive Program. We believe that Mr. Restani’s extensive experience in the medical technology sector, as well as his executive leadership experience, make him a valuable resource on our board.

On July 18, 2014, each of David Stefansky and Kenneth D. Pearson notified the Company of his intention to resign from the Board, which resignations became effective July 21, 2014. Neither Mr. Stefansky nor Mr. Pearson is resigning from the Board as a result of any disagreement with the Company regarding the Company’s operations, policies or practices.

Item 8.01	Other Events.

On July 22, 2014, the Company issued a press release announcing the appointment of Mr. Africk and Mr. Restani as directors of the Company. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release dated July 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA BIOMEDICAL, INC.

Dated: July 22, 2014	By:	/s/ Brian Posner
Name: Brian Posner
Title: Chief Financial Officer